CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
ABC Acquisition Corp 1501

We hereby consent to the incorporation by reference in this Registration Statement on Form 10 of our report dated October 26, 2009, relating to the financial statements of ABC Acquisition Corp 1501 (a development stage company) as of July 31, 2009 and for the period from July 10, 2009 (Date of Inception) to July 31, 2009.

UHY LLP

Southfield, MI
October 26, 2009